Delisting Determination, The Nasdaq Stock Market, LLC, July 11, 2025,
ClimateRock.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of ClimateRock effective at the opening of the trading session on July 25, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5450(a)(2).
The Company was notified of the Staff determination on October 8, 2024. On October 15, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On December 10, 2024, the hearing was held. On January 6, 2025, the Panel reached a decision and a Decision letter was issued on said date.
The Company failed to meet the milestones as noted in the Panel's decision dated January 6, 2025. On April 8, 2025, the Panel reached a decision and decided to suspend the Company from the Exchange. The Company securities were suspended on April 10, 2025.
The Staff determination to delist the Company securities became final on May 23, 2025.